EXHIBIT 99.1

ENGlobal Announces Agreement to Sell Its Gulf Coast Engineering and In-Plant Operations to Furmanite

HOUSTON, July 16, 2013 (GLOBE NEWSWIRE) -- ENGlobal Corporation (Nasdaq:ENG), a leading provider of energy-related engineering and automation services, announced today that it has signed a definitive agreement under which ENGlobal's Gulf Coast engineering and in-plant operations will be sold to Furmanite America, Inc. ("FAI"), a subsidiary of Furmanite Corporation (NYSE:FRM). The total value of the transaction to ENGlobal is expected to be approximately $21.5 million, consisting primarily of cash at closing and a $3.5 million promissory note issued with a parent company guarantee.

ENGlobal's Gulf Coast engineering operations consist of its Beaumont, TX, Baton Rouge, LA, Lake Charles, LA, Deer Park, TX, and Freeport, TX offices, which primarily perform work for downstream clients across the region. The Company will retain its Engineering operations and the entirety of its Automation operations located in Houston, TX, Tulsa, OK, Mobile, AL, Denver, CO, and Chicago, IL, which primarily perform midstream and downstream related projects.

ENGlobal intends to use the net proceeds from this transaction to repay its outstanding debt. The transaction has been approved by the boards of directors for both companies, and is expected to close within 60 days, subject to lender approval and the completion of customary conditions. In addition, the companies have agreed to facilitate a smooth transition of corporate service functions and to support each company's business development efforts. Under terms of the agreement, approximately 900 employees will transfer from ENGlobal to Furmanite.

"The transaction with Furmanite, representing approximately half of our business, has stood out among all alternatives as making the most sense for our employees, clients and shareholders," said William A. Coskey, P.E., Founder, Chairman and Chief Executive Officer. "The ongoing ENGlobal operations will become strategically focused, well positioned for growth, and essentially free of bank debt. We will continue to build on the expertise of our heritage Engineering and Automation segments and also expect to target specific engineered solutions, utilizing both in-house and third party intellectual property."

Mr. Coskey continued, "We are pleased to announce that throughout our turnaround plan over the last year – and through Closing of this transaction, we will have reduced our debt and vendor obligations by approximately $50.0 million. The resulting revitalized Company with 500 employees will become the foundation from which to rebuild ENGlobal."

The Company expects that this transaction will substantially complete its review of strategic alternatives. In October 2012, ENGlobal announced its plan to explore strategic alternative options, which included raising capital, selling a portion of the Company's assets, and the possible sale or merger of ENGlobal, among other alternatives. Since that time, the Company discontinued its Electrical Services division and divested its Land/Right of Way and Midstream Inspection divisions.

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering & Construction. ENGlobal's Automation segment provides services related to the design, fabrication & implementation of process distributed control and analyzer systems, advanced automation, and related information technology. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as downstream inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal currently has approximately 1,400 employees in 12 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to realize the benefits of the sale of the Gulf Coast operations, including our ability to collect unbilled trade receivables; (2) whether the exploration and consideration of strategic alternatives will result in any transaction and such transaction's effects on the Company and its stockholders; (3) our ability to comply with the terms of the forbearance agreement with respect to the Company's Revolving Credit and Security Agreement, including our ability to develop a plan to restore compliance with the terms of such credit facility; (4) our ability to obtain the cure or waiver of defaults under the Company's Revolving Credit and Security Agreement; (5) our ability to achieve profitability and positive cash flow from operations; (6) our ability to collect accounts receivable and process accounts payable in a timely manner; (7) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure; (8) our ability to achieve our business strategy while effectively managing costs and expenses; (9) our ability to accurately estimate costs and fees on fixed-price contracts; (10) the effect of changes in the price of oil; (11) delays related to the award of domestic and international contracts; (12) our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; (13) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (14) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (15) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; (16) our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual business plan; (17) achievement of our acquisition and related integration plans; and (18) the uncertainties of the outcome of litigation. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com